Exhibit 10.33
DATED                       15 October 2007
OPPENHEIM IMMOBILIEN-
KAPITALANLAGEGESELLSCHAFT mbH
to
FOX WILLIAMS LLP
and
BACHE EQUITIES LIMITED
and
THOMAS WEISEL PARTNERS INTERNATIONAL LIMITED
and
THOMAS WEISEL PARTNERS GROUP INC

LICENCE TO ASSIGN UNDERLEASE
relating to Fifth Floor, Ten Dominion Street,
London EC2M 2EE

Lacon House
84 Theobald’s Road
London WC1X 8RW
Tel: +44 (0)20 7524 6000

LICENCE TO ASSIGN UNDERLEASE

DATE	15 OCTOBER 2007
PARTIES
(1)	OPPENHEIM IMMOBILIEN-KAPITALANLAGEGESELLSCHAFT mbH (a company incorporated in Germany) of Marie-Curie Strasse 6, 65189 Wiesbaden, Germany, whose address for service in the United Kingdom is care of Oppenheim Property Fund Management Limited, 11 Hanover Square, London W1S 1YQ (the “Landlord”); and
(2)	FOX WILLIAMS LLP (registered number OC320160) the registered office of which is at Ten Dominion Street, London EC2M 2EE (the “Tenant”); and
(3)	BACHE EQUITIES LIMITED (incorporated and registered in England and Wales under company number 5695090), the registered office of which is at 9 Devonshire Square, London EC2M 4HP (the “Undertenant”); and
(4)	THOMAS WEISEL PARTNERS INTERNATIONAL LIMITED (incorporated and registered in England and Wales under company number 3719559), the registered office of which is at 11 The Gardens, Pirbright, Woking, Surrey GU24 0JD (the “Assignee”); and
(5)	THOMAS WEISEL PARTNERS GROUP INC (incorporated and registered in Delaware under company number C2814019), the registered office of which is at One Montgomery Street, 37th Floor, San Francisco CA 94104 (the “Assignee’s Guarantor”).
RECITALS
(A)	The Landlord is entitled to the reversion immediately expectant on the Term.
(B)	The Tenant is entitled to the reversion immediately expectant on the Underlease Term.
(C)	The unexpired residue of the Term is vested in the Tenant.
(D)	The unexpired residue of the Underlease Term is vested in the Undertenant.
(E)	The Lease contains a covenant binding on the Tenant not to assign the Lease without the written consent of the Landlord.
(F)	The Underlease contains a covenant binding on the Undertenant not to assign the Underlease without the written consent of the Tenant, and the Undertenant wishes to assign the Underlease to the Assignee.

IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS
In this licence (except where otherwise expressly provided) the following definitions apply:
“Assignee”
means the fourth party to this licence;
“Assignee’s Guarantor”
means the fifth party to this licence;
“Assignment”
means the assignment of the Underlease by the Undertenant to the Assignee;
“Landlord”
means the first party to this licence and its successors in title and persons entitled to the reversion immediately expectant on the termination of the Lease;
“Lease”
means a lease of the Premises dated 31 July 2001 and made between (1) Allied Dunbar Assurance plc and (2) Paul Lawrence Osborne, Nigel Miller, Stephen Sidkin and Mark Andrew Watson and any document supplemental to or varying such lease whether entered into before or after the date of this licence and including this licence;
“Premises”
means Ten Dominion Street, London EC2M 2EE, as more particularly described in the Lease;
“Tenant”
means the second party to this licence;
“Term”
means the term of years created by the Lease and the period of any holding over;
“Underlease”
means an underlease of the Underlet Premises dated 8 June 2004 and made between (1) Paul Lawrence Osborne, Nigel Miller, Stephen Sidkin and Mark Andrew Watson and (2) Prudential-Bache International Limited and any document supplemental to or varying such underlease whether entered into before or after the date of this licence and including this licence;
“Underlease Term”
means the term of years created by the Underlease;

“Underlet Premises”
means Fifth Floor, Ten Dominion Street, London EC2M 2EE, as more particularly described in the Underlease;
“Undertenant”
means the third party to this licence.
2.	INTERPRETATION
2.1	The clause headings are for reference only and do not affect the construction of this licence.
2.2	General words introduced by the word “other” do not have a restrictive meaning by reason of being preceded by words indicating a particular class of acts, things or matters.
2.3	Obligations owed by or to more than one person are owed by or to them jointly and severally.
2.4	Unless otherwise specified, a reference to legislation (including subordinate legislation) is to that legislation as consolidated, amended or re-enacted from time to time and includes all orders, regulations consents, licences, notices, bye-laws and codes of practice made or granted under such legislation.
2.5	A reference to a person includes an individual, a corporation, company, firm or partnership, government body or agency, whether or not legally capable of holding land.
2.6	Words importing one gender include all other genders and words importing the singular include the plural and vice versa.
2.7	Unless otherwise stated, a reference to a clause or schedule is to a clause of or schedule to this licence and a clause includes a sub-clause.
2.8	Where a sum becomes payable, it shall be paid within three working days, unless otherwise specified by the Landlord in writing.
3.	CONSENT TO THE ASSIGNMENT
3.1	The Landlord and the Tenant consent to the Assignment on the terms of this licence.
3.2	The covenants and agreements in this licence on the part of the Tenant, the Undertenant, the Assignee and the Assignee’s Guarantor are entered into by them in consideration of the Landlord and the Tenant giving consent to the Assignment.
3.3	If the Assignment has not been completed within one month from the date of this licence or if the condition in clause 4 is not fulfilled, the consent given in clause 3.1 will lapse and become void but without prejudice to the other provisions of this licence.

4.	AUTHORISED GUARANTEE AGREEMENT
It is a condition of the grant by the Landlord and the Tenant of consent to the Assignment that the Undertenant executes and completes an authorised guarantee agreement in the form set out in the Schedule to this licence, and delivers it to the Tenant, no later than the date of the instrument of the Assignment, and the Undertenant covenants with the Landlord and the Tenant so to do.
5.	NOTIFICATION OF ASSIGNMENT
The Assignee covenants with the Tenant, who in turn covenants with the Landlord, to give written notice to the Landlord of completion of the Assignment within one month of completion of the Assignment, and to provide to the Landlord a certified copy of the completed Assignment, and to pay the Landlord’s notification fee of fifty pounds (£50) plus value added tax or an amount equal to value added tax.
6.	GUARANTEE
6.1	General
The Assignee’s Guarantor’s obligations under this clause 6 will take effect immediately upon completion of the Assignment.
6.2	Guarantee
The Assignee’s Guarantor irrevocably and unconditionally guarantees to the Landlord, the Tenant and the Undertenant:
6.2.1	that until such time as the Assignee is released pursuant to the Landlord and Tenant (Covenants) Act 1995, the Rent and other sums due under the Underlease will be duly and punctually paid, and that all the other obligations of the Assignee under the Underlease will be duly complied with; and
6.2.2	the Assignee will comply with the obligations it enters into in any authorised guarantee agreement entered into by it pursuant to the Underlease, in any case whether during or after the end of the Underlease Term (however and whenever it ends).
6.3	The Assignee’s Guarantor agrees that if at any time the Rent or other sums due under the Underlease (or any authorised guarantee agreement entered into by the Assignee pursuant to the Underlease) are not paid on their due date, or any of the other obligations of the Assignee under the Underlease (or any authorised guarantee agreement entered into by the Assignee pursuant to the Underlease) are not duly complied with, it shall pay such Rent or other sum or comply with such obligation as the case may be.

6.4	The Assignee’s Guarantor’s liability under this deed shall be as principal debtor and not merely as surety.

6.5	Indemnity

As a separate and independent obligation under this licence, the Assignee’s Guarantor agrees to indemnify the Landlord, Tenant and Undertenant and keep the Landlord, Tenant and Undertenant indemnified against any cost, loss, claim, expense or liability arising out of or resulting from:
6.5.1	any failure of the Assignee duly and punctually to pay the Rent or any other sums due under the Underlease or to comply with its obligations under the Underlease (or any authorised guarantee agreement entered into by the Assignee pursuant to the Underlease);

6.5.2	any of the obligations of the Assignee under the Underlease (or any authorised guarantee agreement entered into by the Assignee pursuant to the Underlease) being or becoming wholly or in part void, voidable or unenforceable by the Landlord or the Tenant against the Assignee or any other person;

6.5.3	the Underlease (or the Assignee’s obligations under it) being disclaimed;

6.5.4	the Underlease being forfeit;

6.5.5	the Underlease being surrendered by the Assignee acting by an Insolvency Practitioner appointed to it or over it or in relation to any of its assets or undertaking (whether such Insolvency Practitioner is appointed in England and Wales or in any other jurisdiction and whether or not such Insolvency Practitioner is appointed in relation to any or all of the Assignee’s assets in England and Wales or in any other jurisdiction);

6.5.6	the Underlease being varied or the obligations of the Assignee thereunder being in any way altered without the consent of the Landlord or the Tenant by virtue of any arrangement or composition or otherwise; or

6.5.7	the Assignee (being a company) ceasing to exist (whether or not capable of reconstitution or reinstatement), and to pay to the Landlord and/or the Tenant and/or the Undertenant (as appropriate) the amount of such cost, loss, claim expense or liability, whether or not the Landlord or the Tenant or the Undertenant has sought to enforce any rights or remedies against the Assignee or any other person who is liable.

6.6	No discharge of Assignee’s Guarantor

Without prejudice to sub-section 18(3) of the Landlord and Tenant (Covenants) Act 1995, the Assignee’s Guarantor’s liability under this licence shall be and remain in full force and effect and will not be avoided, released, discharged or reduced nor will the rights of the Landlord or the Tenant be prejudiced or affected by any of the following:
6.6.1	any time, indulgence or concession granted by the Landlord and/or the Tenant to the Assignee or to any other person who is liable;

6.6.2	the Landlord and/or the Tenant dealing with, varying or failing to perfect or enforce any of its rights or remedies against the Assignee or any other person who is liable;

6.6.3	the existence of or dealing with, varying or failing to perfect or enforce any security which may be or become available to the Landlord and/or the Tenant;

6.6.4	any act or neglect of the Landlord and/or the Tenant whereby the benefit of any security or any right or remedy against any person who is liable is released, lost or diminished;

6.6.5	any variation of, addition to or reduction from the terms of the Underlease whether or not the same confers only a personal right or obligation;

6.6.6	any invalid or ineffective payment by the Assignee or any other person who is liable;

6.6.7	any right to set off (whether legal or equitable), counterclaim or deduction which may have accrued to the Assignee or the Assignee’s Guarantor;

6.6.8	any non-acceptance of the Rent or other sums due under the Underlease, in circumstances in which the Landlord and/or the Tenant has reason to suspect a breach of the tenant’s obligations under the Underlease;

6.6.9	any waiver by the Landlord and/or the Tenant of any right to forfeit the Underlease;

6.6.10	a surrender of part of the Underlet Premises demised by the Underlease, except that the Assignee’s Guarantor will have no liability in relation to the surrendered part in respect of any period after the date of the surrender;

6.6.11	any death, incapacity, disability or change in the constitution, status or name of the Assignee, the Assignee’s Guarantor or of any other person who is liable or of the Landlord and/or the Tenant;

6.6.12	any amalgamation or merger by the Landlord, the Tenant or the Assignee with any other person, any restructuring or the acquisition of the whole or any part of its assets or undertaking of the Landlord, the Tenant or the Assignee by any other person;

6.6.13	the Assignee or any other person who is liable entering into any voluntary arrangement or composition with any of its creditors (whether or not such arrangement or composition binds or is expressed to bind the Landlord and/or the Tenant);

6.6.14	the appointment of any Insolvency Practitioner to, over or in relation to any of the assets or undertaking of the Assignee (whether such Insolvency Practitioner is appointed in England and Wales or in any other jurisdiction and whether or not such Insolvency Practitioner is appointed in relation to any or all of the Assignee’s assets in England and Wales or in any other jurisdiction);

6.6.15	any provisions of the Underlease being or becoming wholly or in part void, voidable or unenforceable by the Landlord and/or the Tenant against the Assignee or any other person; or

6.6.16	any other act, omission or thing by virtue of which, but for this provision, the Assignee’s Guarantor would have avoided or been released or discharged from its obligations under this licence in whole or in part, or the rights or remedies of the Landlord and/or the Tenant would have been prejudiced or affected, other than a release by deed entered into by the Landlord and/or the Tenant in accordance with the terms of such deed, and the parties acknowledge that each of the matters listed above is separate and independent and is not to be interpreted in the light of any other.

6.7	Waiver by Assignee’s Guarantor of its rights
6.7.1	Until all the obligations of the Assignee’s Guarantor under this licence have been paid, discharged or satisfied irrevocably and in full (and notwithstanding payment of a dividend in any liquidation or bankruptcy or under any compromise or arrangement), the Assignee’s Guarantor agrees not, without the consent of the Landlord and the Tenant, to:
(a)	exercise any rights of reimbursement, indemnity or contribution against the Assignee or any other person who is liable;

(b)	accept repayment in whole or in part of any indebtedness now or hereafter due to the Assignee’s Guarantor from the Assignee or from any other person who is liable;

(c)	demand or accept any security from the Assignee or any other person who is liable in respect of the obligations of the Assignee’s Guarantor under this licence or in respect of any indebtedness due to the Assignee’s Guarantor from the Assignee or any other person who is liable, and any security received by the Assignee’s Guarantor in breach of the above or any such security held by the Assignee’s Guarantor at the date of completion of the Assignment shall be held by the Assignee’s Guarantor on trust for the Landlord and/or the Tenant and delivered to the Landlord and/or the Tenant on demand;

(d)	claim any set-off (whether legal or equitable), counterclaim or deduction against the Assignee or any other person who is liable;

(e)	benefit or seek to benefit from any security or other right or remedy now or hereafter held by or accruing to the Landlord and/or the Tenant in respect of the liabilities guaranteed under this licence or to exercise any right of subrogation; or

(f)	claim or prove in competition with the Landlord and/or the Tenant in the liquidation, bankruptcy or arrangement of the Assignee or any other person who is liable, or have the benefit of or share in any payment or distribution from the same and any money or other property received by the Assignee’s Guarantor in breach of this shall be held by the Assignee’s Guarantor on trust for the Landlord and/or the Tenant and delivered to the Landlord and/or the Tenant on demand.
6.7.2	The obligations of the Assignee’s Guarantor under this licence may be enforced by the Landlord and/or the Tenant against the Assignee’s Guarantor at its discretion and without enforcing or seeking to enforce its rights or remedies against the Assignee or any other person who is liable or pursuing any other right or remedy or having recourse to any security available to it.
6.8	Ultimate balance and suspense account
6.8.1	All dividends and moneys received by the Landlord and/or the Tenant from the Assignee or any other person which are not paid into a suspense account and which are capable of being applied by the Landlord and/or the Tenant in satisfaction of the liabilities guaranteed under this licence will not prejudice the right of the Landlord and/or the Tenant to recover from the Assignee’s Guarantor the ultimate balance which, after receipt of such dividends and moneys, may remain owing or be expressed to be owing to the Landlord and/or the Tenant.

6.8.2	Any money received in respect of the liabilities guaranteed under this licence may be placed to the credit of a suspense account (with a view to preserving the rights of the Landlord and/or the Tenant to prove for the whole of its claims against the Assignee or any other person who is liable) and/or may be applied in or towards satisfaction of such of the liabilities guaranteed under this licence as the Landlord and/or the Tenant may from time to time conclusively determine in their absolute discretion.
6.9	Assignee’s Guarantor to take a new lease
6.9.1	In this clause a “Relevant Event” is:
(a)	the surrender of the Underlease by the tenant for the time being under the Underlease acting by a Insolvency Practitioner appointed to it, over it or in relation to any of its assets or undertaking (whether such Insolvency Practitioner is appointed in England and Wales or in any other jurisdiction and whether or not such Insolvency Practitioner is appointed in relation to any or all of the Assignee’s assets in England and Wales or in any other jurisdiction); or

(b)	the disclaimer of the Underlease, or of the obligations in it of the tenant for the time being under the Underlease; or

(c)	the forfeiture of the Underlease; or

(d)	the tenant for the time being under the Underlease (being a company) ceasing to exist (whether or not it is capable of being reconstituted or reinstated).
6.9.2	If a Relevant Event occurs the Assignee’s Guarantor agrees, at the request of the Landlord and/or the Tenant made within 12 months following the Landlord and/or the Tenant having notice of the Relevant Event, to take a new lease of the Underlet Premises from the Tenant.

6.9.3	Such new lease shall:
(a)	be for a term commencing on the date of the Relevant Event and be equal to the unexpired residue of the Underlease Term (or the residue which would be unexpired but for the Relevant Event) as at the date of the Relevant Event;

(b)	reserve a rent equal to the Rent reserved under the Underlease immediately before the Relevant Event;

(c)	have no provision for a rent-free period;

(d)	have no break clause;

(e)	otherwise be on the same terms as the Underlease (mutatis mutandis); and

(f)	take effect from the date of the Relevant Event.
6.9.4	The new lease will take effect subject to the Lease and the Underlease, if and to the extent that they are still subsisting, and subject to any underlease or other interest created or permitted by the tenant under the Underlease at the time of the Relevant Event or its predecessors in title thereto.

6.9.5	The Assignee’s Guarantor shall pay the Landlord’s and the Tenant’s costs and expenses (on an indemnity basis) in connection with the grant of such new lease and any consent and shall execute and deliver a counterpart of it and any consent to the Landlord and the Tenant.

6.9.6	If the Landlord and/or the Tenant do not require the Assignee’s Guarantor to take a new lease of the Underlet Premises in circumstances other than where there has been a disclaimer, the Assignee’s Guarantor shall nevertheless pay on demand to the Tenant a sum equal to the Rent and other sums due under the Underlease which would have been payable but for the Relevant Event in respect of the period from the date of the

Relevant Event until 12 months after it or, if sooner, the date the Underlet Premises are re-let.
6.10	Supplementary provisions
6.10.1	The provisions of clause 6 of this licence are in addition to any other security or any other right or remedy held by or available to the Landlord and/or the Tenant from time to time.

6.10.2	The Landlord and the Tenant are under no obligation to take up or to maintain any other security in respect of the liabilities guaranteed by this licence.

6.10.3	As and when called upon to do so by either the Landlord, the Tenant or the Assignee, the Assignee’s Guarantor shall enter into any document supplemental to the Underlease (by deed if required) for the purpose of consenting to the Assignee entering into such supplemental document and confirming that, subject only to sub-section 18(3) of the Landlord and Tenant (Covenants) Act 1995, all the obligations of the Assignee’s Guarantor will remain in full force and effect in respect of the Underlease.

6.10.4	The Assignee’s Guarantor agrees to pay to the Landlord and the Tenant on demand, and on an indemnity basis, all legal and other costs and expenses and a sum equal to all value added tax thereon which may be payable by the Landlord and the Tenant in relation to the enforcement of the Assignee’s Guarantor’s obligations in this licence.

6.10.5	The Assignee’s Guarantor agrees to pay interest on each amount due from it under this licence, at the Interest Rate for the period starting with the date that such amount became due from the Tenant and/or Assignee’s Guarantor (as the case may be) until payment (both before and after any judgment) but provided that the Assignee’s Guarantor shall not be liable to pay interest upon interest due from the Assignee and paid by the Assignee’s Guarantor.

6.10.6	All payments to be made by the Assignee’s Guarantor under this licence shall be made in full and the Assignee’s Guarantor shall claim no allowance in respect of any set-off (whether legal or equitable), counterclaim or deduction whatsoever whether accruing to the Assignee’s Guarantor or to any other person.

6.10.7	Each of the provisions of clause 6 is distinct and severable from the others, and if at any time one or more such provisions is or becomes illegal, invalid or unenforceable (either wholly or to any extent), the validity, legality and enforceability of the remaining provisions (or the same provision to any other extent) will not be affected or impaired.

6.10.8	Any notices given in connection with clause 6 of this licence must be in writing and will only be validly served if sent by first class post, or registered post or by recorded delivery and addressed to the Landlord or the Tenant or the Assignee or the Tenant’s Guarantor or the Assignee’s Guarantor at its address given in this licence or, in the case of the Landlord, at such other address as the Landlord has notified to the Assignee’s Guarantor in writing. A notice sent by post from within the United Kingdom and correctly addressed and properly stamped will be conclusively treated as having been delivered two working days after posting.

6.10.9	This guarantee and indemnity will enure for the benefit of the Landlord and the Tenant and their successors in title without any need for express assignment.

7.	JURISDICTION
7.1	Except where otherwise provided if any dispute shall arise between the parties hereto with respect to the construction or effect of this licence or any clause or thing therein or herein contained or the rights, duties or liabilities of the parties under or by virtue of or arising out of or in consequence of the Lease, the Underlease, the subject of this licence or any thing therein or herein contained or any of such rights, duties and liabilities or otherwise in connection with the demised premises or any proceedings instituted or prosecuted or maintained it shall be determined by the English courts according to the laws of England.

7.2	The High Court of Justice in England shall have jurisdiction to entertain any action or proceedings whatsoever in respect of the Lease, the Underlease, the subject of this licence or any of the provisions thereof or hereof or any matter or thing arising thereunder or hereunder or by virtue or in consequence thereof or hereof.
8.	GENERAL
8.1	This licence is supplemental and collateral to the Lease and the Underlease and is a deed.

8.2	Neither this licence nor the Assignment will release or lessen the liability under the Lease of the Tenant or under the Underlease of the Undertenant or any other person, whether before or after the date of this licence.

8.3	Any breach of the terms of this licence will give rise to a right of re-entry under the Lease and the Underlease.

8.4	Unless expressly stated nothing in this licence will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.
IN WITNESS of which this deed has been duly executed and is delivered on the date written at the beginning of this deed.

SCHEDULE
Form of authorised guarantee agreement to be entered into by the Undertenant
THIS GUARANTEE is made                the day of                     BETWEEN:
(1) (name of outgoing tenant) [of (address) (or as appropriate) the registered office of which is at (address)] [Company Registration no ...] (‘the Guarantor’) and
(2) (name of landlord) [of (address) (or as appropriate) the registered office of which is at (address)] [Company Registration no ...] (‘the Landlord’)
NOW THIS DEED WITNESSES as follows:
1	DEFINITIONS AND INTERPRETATION
For all purposes of this guarantee the terms defined in this clause have the meanings specified.
1.1	‘The Assignee’
‘The Assignee’ means (insert name of incoming tenant).
1.2	‘The Lease’
‘The Lease’ means the lease dated (date) and made between (name of original landlord) and (name of original tenant) for a term of (number) years commencing on and including (commencement date) [and varied by a deed dated (date) and made between (names of parties)].
1.3	‘The Demised Premises’
‘The Demised Premises’ means the premises demised by the Lease.
1.4	‘The Liability Period’
‘The Liability Period’ means the period during which the Assignee is bound by the tenant covenants of the Lease.
1.5	Terms from the Landlord and Tenant (Covenants) Act 1995
The expressions ‘authorised guarantee agreement’ and ‘tenant covenants’ have the same meaning in this guarantee as in the Landlord and Tenant (Covenants) Act 1995 section 28(1).
1.6	References to Clauses
Any reference in this deed to a Clause without further designation is to be construed as a reference to the Clause of this deed so numbered.
2	RECITALS
2.1	Consent required
By Clause (insert number) of the Lease, the Landlord’s consent to an assignment of the Lease is required.
2.2	Agreement to consent
The Landlord has agreed to give consent to the assignment to the Assignee on condition that the Guarantor enters into this guarantee.
2.3	Effective time
This guarantee takes effect only when the Lease is assigned to the Assignee.

3	GUARANTOR’S COVENANTS
In consideration of the Landlord’s consent to the assignment, the Guarantor covenants with the Landlord and without the need for any express assignment with all his successors in title as set out in this Clause 3.
3.1	Payment and performance
The Assignee must punctually pay the rents reserved by the Lease and observe and perform the covenants and other terms of it throughout the Liability Period, and if at any time during the Liability Period the Assignee defaults in paying the rents or in observing or performing any of the covenants or other terms of the Lease the Guarantor must pay the rents and observe or perform the covenants or terms in respect of which the Assignee is in default, and make good to the Landlord on demand, and indemnify the Landlord against, all losses, damages, costs and expenses resulting from such non-payment non-performance or non-observance notwithstanding :
3.1.1
any time or indulgence granted by the Landlord to the Assignee, or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease, or any refusal by the Landlord to accept rents tendered by or on behalf of the Assignee at a time when the Landlord is entitled, or will after the service of a notice under the Law of Property Act 1925 section 146 be entitled, to re-enter the Demised Premises,
3.1.2
that the terms of the Lease may have been varied by agreement between the parties with the consent of the Guarantor
3.1.3
that the Assignee has surrendered part of the Demised Premises, in which event the liability of the Guarantor under the Lease is to continue in respect of the part of the Demised Premises not surrendered after making any necessary apportionments under the Law of Property Act 1925 section 140, and
3.1.4
anything else by which, but for this Clause 3.1, the Guarantor would have been released.
3.2	New lease following disclaimer
If, during the Liability Period, any trustee in bankruptcy or liquidator of the Assignee disclaims the Lease, the Guarantor must, if required by notice served by the Landlord within 60 days of the Landlord’s becoming aware of the disclaimer, take from the Landlord forthwith a lease of the Demised Premises for the residue of the contractual term of the Lease as at the date of the disclaimer, at the rent then being paid under the Lease and subject to the same covenants and terms as in the Lease-except that the Guarantor need not ensure that any other person is made a party to that lease as guarantor the new lease to commence on the date of the disclaimer. The Guarantor must pay the proper costs of the new lease and execute and deliver to the Landlord a counterpart of it.
3.3	Payments following disclaimer
If, during the Liability Period, the Lease is disclaimed and for any reason the Landlord does not require the Guarantor to accept a new lease of the Demised Premises in accordance with Clause 3.2, the Guarantor must pay to the Landlord on demand an amount equal to the rents reserved by the Lease for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date 6 months after the disclaimer the date, if any, on which the Demised Premises are relet, and the end of the contractual term of the Lease.
4	LANDLORD’S COVENANT
The Landlord covenants with the Guarantor that he will notify the Guarantor in writing within 7 days of being informed of the facts bringing the Liability Period to an end.

5	SEVERANCE
5.1	Severance of void provisions
Any provision of this deed rendered void by virtue of the Landlord and Tenant (Covenants) Act 1995 section 25 is to be severed from all remaining provisions, and the remaining provisions are to be preserved.
5.2	Limitation of provisions
If any provision in this deed extends beyond the limits permitted by the Landlord and Tenant (Covenants) Act 1995 section 25, that provision is to be varied so as not to extend beyond those limits.

Signed as a deed on behalf of OPPENHEIM IMMOBILIEN-KAPITALANLAGEGESELLSCHAFT mbH, a company incorporated in Germany, by [
] and [
], being persons who, in accordance with the laws of the territory, are acting under the authority of the company:
/s/ Peter W.J. Le Loux
Authorised signatory

/s/ Mario Leissner
Authorised signatory